Exhibit 99.1

Dime Community Bancshares Declares Quarterly Cash Dividend for
Series A Preferred Stock and Common Stock

Brooklyn, NY – July 23, 2020 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company”) announced that its Board of Directors has declared a quarterly cash dividend of $0.34375 per share of Series A Preferred Stock, payable on August 15, 2020, and $0.14 per share of Common Stock, payable on August 13, 2020, to all stockholders of record as of August 6, 2020.  This dividend is the second quarterly cash dividend to be paid to holders of the Company’s Series A Preferred Stock, and the 93rd consecutive quarterly cash dividend to be paid to holders of the Company’s Common Stock.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.35 billion in consolidated assets as of March 31, 2020 Dime Community Bank (the “Bank”), the Company’s wholly owned subsidiary, was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank be found on the Company's website at www.dime.com.

Contact: Avinash Reddy, Senior Executive Vice President – Chief Financial Officer, 718-782-6200, extension 5909.